EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-90217 and 033-65413) pertaining to Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees of our report dated June 22, 2007, with respect to the financial statements and supplemental schedule of the Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees included in this Annual Report (Form 11-K) for the year ended December 31,2006.

/S/ BANKS, FINLEY, WHITE & CO.

College Park, Georgia
 June 22, 2007